UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IO BIOTECH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IO BIOTECH, INC.

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2022

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2022 annual meeting of stockholders of IO Biotech, Inc., a Delaware corporation, will be held on May 25, 2022, at 8:30 a.m. Eastern Time in a virtual meeting format only. In order to attend the annual meeting, you must register at www.proxydocs.com/IOBT. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting. During the annual meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of the Two Class I directors named in the proxy statement;

2.	the ratification of the appointment of EY Godkendt Revisionspartnerselskab as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 28, 2022 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.

YOUR VOTE IS IMPORTANT.

You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend.

You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 5 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2022

The notice of the annual meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at www.proxydocs.com/IOBT.

You will be asked to enter the control number located on your proxy card or Notice of Internet Availability of Proxy Materials to access the Company’s materials and vote through www.proxydocs.com/IOBT.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

Keith Vendola Chief Financial Officer and Secretary of the Company

Copenhagen, Denmark – April 14, 2022

Pension Plan	26

EQUITY COMPENSATION PLAN INFORMATION	27

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF EY GODKENDT REVISIONSPARTNERSELSKAB AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022	28

Principal Accountant Fees and Services	28

Determination of Independence	28

Pre-Approval Policy	29

Recommendation of Our Board of Directors and Audit Committee	29

Audit Committee Report	29

EXECUTIVE OFFICERS	31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

ADDITIONAL INFORMATION	35

Stockholder Proposals and Nominations	35

Other Matters	35

IO BIOTECH, INC.

Ole Maaløes Vej 3

DK-2200 Copenhagen N

Denmark

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2022

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of IO Biotech, Inc. (“we,” “us,” “our” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2022 annual meeting of stockholders to be held on May 25, 2022, and at any adjournment or postponement thereof (the “annual meeting”). The annual meeting will be held at 8:30 a.m. Eastern Time in a virtual meeting format. In order to attend the annual meeting, you must register at www.proxydocs.com/IOBT. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 available to our stockholders electronically via the Internet at www.proxydocs.com/IOBT. You will be asked to enter the control number located on your proxy card or Notice of Internet Availability of Proxy Materials (“Internet Notice”). On or about April 14, 2022, we mailed to our stockholders the Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

Please note that references to our website herein do not constitute incorporation by reference of the information contained at or available through our website.

Why am I receiving these materials?

We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

What proposals will be voted on at the annual meeting and how does the board of directors recommend that stockholders vote on the proposals?

The proposals to be voted on at the annual meeting and the board of directors recommendation on each proposal is set forth below:

•	“FOR” Proposal One – the Election of the Two Class I Directors Named in this Proxy Statement; and

•	“FOR” Proposal Two – Ratification of the Appointment of EY Godkendt Revisionspartnerselskab as our Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2022.

We will also consider other business, if any, that properly comes before the annual meeting.

Who is entitled to attend the annual meeting and vote?

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 28, 2022, the record date, may attend and participate in the annual meeting, including voting and asking questions during the virtual annual meeting. As of the record date, 28,815,267 shares of our common stock, par value $0.001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

How can I attend the virtual annual meeting?

In order to attend the annual meeting, you must register at www.proxydocs.com/IOBT. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting. You will not be able to attend the annual meeting physically in person.

As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the annual meeting, stockholders may begin to log in to the meeting 15 minutes prior to the start time. The annual meeting will begin promptly at 8:30 a.m. Eastern Time.

We will have technicians ready to assist you with any technical difficulties you may have accessing the annual meeting. If you encounter any difficulties accessing the virtual-only annual meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

Can I ask questions during the annual meeting?

Our virtual annual meeting will allow stockholders to submit questions before and during the annual meeting. During a designated question and answer period at the annual meeting, we will respond to appropriate questions submitted by stockholders.

We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the annual meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the annual meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

How can I vote my shares?

Shares Held of Record. If you hold your shares in your own name as a holder of record, you may authorize that your shares be voted at the annual meeting in one of the following ways:

By Internet	If you received the Internet Notice or a printed copy of the proxy materials, follow the instructions in the Internet Notice or on the proxy card.

By Telephone	If you received a printed copy of the proxy materials, follow the instructions on the proxy card.

By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person (Virtual)	You may also vote in person virtually by attending the annual meeting through www.proxydocs.com/IOBT. To attend the annual meeting and vote your shares, you must register for the annual meeting and provide the control number located on your Internet Notice or proxy card.

Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the annual meeting. If you want to vote in person virtually at the annual meeting, you must register in advance at www.proxydocs.com/IOBT. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy or voting instructions in advance of the annual meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the annual meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to us (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy;

•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•	attending the annual meeting and voting your shares electronically.

Attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the annual meeting is the proposal to ratify the appointment of EY Godkendt Revisionspartnerselskab as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two). The remaining proposal to be considered (Proposal One, the election of directors) is considered a non-routine matter.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Two, such shares will be considered present at the annual meeting for quorum purposes and broker non-votes will occur as to Proposal One or any other non-routine matters that are properly presented at the annual meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the annual meeting.

What vote is required to approve each matter to be considered at the annual meeting?

Election of Directors (Proposal One). Our bylaws provide for a plurality voting standard for the election of directors. The two directors receiving the highest number of “FOR” votes will be elected as Class I directors. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors.

Ratification of the Appointment of EY Godkendt Revisionspartnerselskab as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022 (Proposal Two). The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Two. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the annual meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Daylight Time on the day before the annual meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the annual meeting. If you hold your shares through a broker, bank, or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of shares of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of director’s recommendations.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;

•

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of EY Godkendt Revisionspartnerselskab as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two); and

•

will not be counted in connection with the election of two Class I directors (Proposal One) or any other non-routine matters that are properly presented at the annual meeting. For this proposal, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on the voting results of Proposal One.

Our board of directors knows of no matter to be presented at the annual meeting other than the proposals described in this proxy statement. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available on the annual meeting website and, for 10 days prior to the annual meeting, at IO Biotech, Inc., Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark between the hours of 9:00 a.m. and 5:00 p.m. Central European Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact Mediant Communications by telephone at (866) 648-8133 or by email at: paper@investorelections.com. In the future, if you would like to receive separate copies of similar materials, please contact our transfer agent, Computershare, Inc., by mail at P.O. Box 505000, Louisville, KY 40233 or by telephone at (800) 446-2617. Similarly, you may also contact our transfer agent, Computershare, Inc., by mail at P.O. Box 505000, Louisville, KY 40233 or by telephone at (800) 446-2617 if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF TWO CLASS I DIRECTORS

General

Our board of directors currently consists of ten (10) directors, which are divided into three classes with staggered, three-year terms. At the annual meeting, our stockholders will elect two Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2025. Dr. Claus Andersson and Dr. Emmanuelle Coutanceau are not seeking reelection, and their service will end at the annual meeting on May 25, 2022, at which time our board of directors will be set to eight (8) directors. Each of our current directors continues to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors nominated each of Mr. Jack B. Nielsen and Mr. David V. Smith for election to our board of directors as Class I directors at the annual meeting. Both nominees currently serve on our board of directors and have consented to be named in this proxy statement. Each nominee has agreed to serve as a director, if elected, until the 2025 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.

Information Regarding Nominees and Continuing Directors

The following table sets forth information with respect to our directors, including the two nominees for election at the annual meeting:

Name	Age	Director Since**	Board Committees
Class I Directors – Nominees for Election at the Annual Meeting

Jack B. Nielsen	58	January 2021	Compensation

David V. Smith, MBA	62	March 2022	Audit

Class II Directors – Term Expiring at the 2023 Annual Meeting

Priyanka Belawat, Ph.D.	43	January 2021	Compensation (Chair)

Christian Elling, Ph.D.	53	December 2015	Compensation

Vanessa Malier	49	January 2021	Audit, Nominating and Corporate Governance
Class III Directors – Term Expiring at the 2024 Annual Meeting

Kathleen Sereda Glaub, M.B.A.	68	May 2018	Audit (Chair)

Peter Hirth, Ph.D.	70	September 2016	Nominating and Corporate Governance

Mai-Britt Zocca, Ph.D.	54	May 2021	—

**

For each director other than Dr. Zocca and Mr. Smith, the date provided refers to the date such director began serving on the board of directors of our wholly owned subsidiary, IO Biotech ApS. Each of our directors other than Dr. Zocca and Mr. Smith began serving on our board of directors in October 2021 in connection with our corporate reorganization prior to our initial public offering.

As previously mentioned, Dr. Claus Andersson and Dr. Emmanuelle Coutanceau are not seeking reelection. On April 12, 2022, both Dr. Andersson and Dr. Coutanceau informed our board of directors that they will retire from our board of directors at the completion of their terms ending at the annual meeting. Our board of directors is grateful to Dr. Andersson and Dr. Coutanceau for their dedication, service, and contributions as directors of our Company. We thank Dr. Andersson, who has been a director since 2016, and Dr. Coutanceau, who has been a director since 2019, for their years of service to the Company.

Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.

Board Nominees – Class I Directors

Jack B. Nielsen – Mr. Nielsen has served as a member our board of directors since January 2021. Since August 2017, Mr. Nielsen has served as a Managing Director at Vivo Capital LLC, a healthcare focused investment firm and was recently promoted as a Managing Partner. Prior to March 2017, Mr. Nielsen worked within the Novo Holdings A/S organization and its venture activities since 2001 in several roles, most recently being employed as a Senior Partner based in Copenhagen, Denmark. Mr. Nielsen is currently a member of the board of directors of Aligos Therapeutics, Inc., Reata Pharmaceuticals, Inc., Harmony Biosciences, ALX Oncology Holdings Inc. and Instil Bio, Inc., all of which are publicly traded companies, and a number of private companies. Mr. Nielsen, in the past, has served on the boards of directors of Akebia Therapeutics, Inc., Crinetics Pharmaceuticals, Inc., Merus, N.V. and Apollo Endosurgery, Inc., each of which is publicly traded. Mr. Nielsen received a M.Sc. in Chemical Engineering from the Technical University of Denmark and a Masters in Management of Technology and Economics from the Center for Technology, Economics and Management, Technical University of Denmark.

We believe that Mr. Nielsen is qualified to serve on our board of directors because of his experience as a venture capital investor in and director of life sciences companies.

David V. Smith – Mr. Smith has served as a member of our board of directors since March 2022. Mr. Smith most recently served as Executive Vice President and Chief Financial Officer at Five Prime Therapeutics, a publicly traded company focused on discovering and developing novel immuno-oncology protein therapeutics. He served in this role from November 2018 until Five Prime Therapeutics was acquired by Amgen in April 2021. Previously, Mr. Smith served as Chief Operating Officer of IntegenX and Chief Financial Officer of Thoratec, Chiron and Anergen, Inc. He has also held finance positions with Genentech, Inc., Syntex, and IBM. Mr. Smith is currently the Chair of the Audit and Strategy Committees of Codexis, Inc., the Chair of the Audit Committee of Neurelis, Inc., and a Director of Acepodia, Inc. Previously, he served as chair of the Audit Committee and a Director of OncoGenex Pharmaceuticals, Inc., and of Perlegen Sciences, Inc. Mr. Smith holds a BA in economics and history from Willamette University and an MBA in finance from Golden Gate University.

We believe that Mr. Smith is qualified to serve on our board of directors because of his substantial experience in guiding multiple biotech companies through all stages of development as well as deep expertise in finance and corporate governance.

Continuing Directors – Class II Directors

Priyanka Belawat, Ph.D. – Dr. Belawat has served as a member of our board of directors since January 2021. Dr. Belawat has over 13 years of experience in venture and private equity investing in the healthcare space and has served as an Investment Advisor at HBM Partners AG since February 2007. Dr. Belawat actively manages investments in the biopharmaceutical industry, especially drug development in oncology, neurology, sepsis and fibrosis in geographies like the U.S., Europe and selected emerging markets like China and India. Dr. Belawat received a Ph.D. in molecular biology and genetics from the University of Zurich, and completed her post-doctorate work at the Hong Kong University of Science and Technology. Dr. Belawat is a board member of Neurelis Inc. and Adrenomed AG, and she previously served as a director of BioAtla, Inc. and iTeos Therapeutics, Inc.

We believe that Dr. Belawat is qualified to serve on our board of directors because of her expertise and experience in the life sciences industry, her experience as a director of other companies in our industry and her educational background.

Christian Elling, Ph.D. – Dr. Elling has served on our board of directors since December 2015. Dr. Elling joined Lundbeckfonden, a Danish-based industrial foundation, in March 2012, and has served as a Managing Partner of its early stage biotech investment unit, Lundbeckfonden Emerge, since January 2017. Since 2010, Dr. Elling has served in a number of positions at 7TM Pharma A/S, a biotechnology company, including previously serving as co-founder, Vice President of Biology and Development, and currently serving as Chief Executive Officer. Dr. Elling is a board member of NMD Pharma A/S, Afyx Therapeutics A/S, and several other private life science companies. Dr. Elling received his M.Sc. in Biochemistry and his Ph.D. in Pharmacology from the University of Copenhagen.

We believe that Dr. Elling is qualified to serve on our board of directors because of his expertise and experience in the life sciences industry, his experience as a director of other companies in our industry and his educational background.

Vanessa Malier – Ms. Malier has served as a member of our board of directors since January 2021. In 2013, Ms. Malier joined Kurma Partners, a healthcare-focused investment firm, and she has served as Managing Partner since January 2015. Prior to that, she was Vice President, R&D Strategic Planning at Ipsen Pharma, a pharmaceutical company, after having had global responsibilities for the oncology business development, for the R&D and commercial team for Adenuric, and for the gastro-enterology Franchise. Ms. Malier is a board member of Xeltis AG, Vivet Therapeutics SAS, Asceneuron AG, and Step Pharma SAS, and she previously served as a board member and Chairman of Corlieve SAS, which was acquired by uniQure N.V. on July 30, 2021. Ms. Malier was a student in Biology and Biochemistry from ENS Paris-Saclay and received her agregation in Biochemistry and her DEA in Immunology from the Pasteur Institute.

We believe that Ms. Malier is qualified to serve on our board of directors because of her experience in the life sciences industry and her educational background.

Continuing Directors – Class III Directors

Kathleen Sereda Glaub, M.B.A. – Ms. Glaub has served on our board of directors since May 2018. Ms. Glaub is co-founder and executive chair for the board of CuraSen Therapeutics, Inc., a biotechnology company, a position she has held since October 2018. From November 2013 until the acquisition of the company by Merck in July 2016, Ms. Glaub served as a director on the board of Afferent Pharmaceuticals. She also served as the Chief Executive Officer of Afferent Pharmaceuticals from August 2014 to October 2016. Previously, she served as president of Plexxikon, Inc. from November 2001 to May 2013. Prior to Plexxikon, Ms. Glaub held positions as senior vice president and chief financial officer of Cell Genesys, Inc., a public biotechnology company, treasurer of Genentech, Inc, a public biotechnology company, and various finance and treasury roles with Intel Corporation, a public technology company. She also serves as a director and chair on the board of Escient Pharmaceuticals, Inc., a private biotechnology company. She previously served on the boards of Codexis, Inc., a publicly traded protein engineering and therapeutics company, and Aligos Pharmaceuticals, Inc., a publicly traded biotechnology company. Ms. Glaub also previously served as a member of the investment advisory board to the Bailard Healthcare Fund. Ms. Glaub received a B.A. from the University of California, Berkeley and an M.B.A. from Northwestern University Kellogg School of Management.

We believe that Ms. Glaub is qualified to serve on our board of directors because of her extensive experience in strategy, business development, strategic transactions, financing and operations in both private and public biotechnology companies.

Peter Hirth, Ph.D. – Dr. Hirth has served as Chairman of our board of directors since September 2016. Dr. Hirth founded Plexxikon, Inc., a pharmaceutical company, in 2000 and served as its Chief Executive Officer until May 2013. Dr. Hirth currently serves on the board of directors of Aligos Therapeutics, a biopharmaceutical company, and Vaxcyte, Inc., a biotechnology company, as well as the boards of several private life sciences companies. Dr. Hirth received a Ph.D. in Molecular Genetics from Heidelberg University, Germany and completed his post-doctoral work at the University of California, San Diego.

We believe that Dr. Hirth is qualified to serve on our board of directors because of his extensive experience as an investor in and advisor to many private life sciences companies and his educational background.

Mai-Britt Zocca, Ph.D. – Dr. Zocca has served as our Chief Executive Officer since January 2015 and on our board of directors since May 2021. Prior to founding the Company, she was the Chief Executive Officer at LevOss ApS, a biotechnology company, from January 2012 until January 2017. Dr. Zocca was also the founder and Chief Executive Officer of OncoNOx ApS, a pharmaceutical company, from July 2011 until May 2019. Dr. Zocca also led DanDrit Biotech A/S, a biotechnology company, as its Chief Executive Officer from July 2007 until December 2010. Dr. Zocca currently serves on the board of directors for Dansk Biotek, a Danish biotechnology trade organization, and Valo Therapeutics Ltd., a biotechnology company. Dr. Zocca received her M.Sc in Biochemistry as well as Ph.D. in Medicine from the University of Copenhagen and NIH, NCI, MD, US. Our board of directors believes Dr. Zocca’s expertise and experience in the life sciences industry, her experience as a director of other companies in our industry and her educational background provide her with the qualifications and skills to serve as our Chief Executive Officer.

We believe that Dr. Zocca is qualified to serve as our Chief Executive Officer and on our board of directors because of her expertise and experience in the life sciences industry, her experience as a director of other companies in our industry and her educational background.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO CLASS I BOARD NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

Nasdaq rules require that independent directors comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of Dr. Zocca, our Chief Executive Officer, each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Leadership Structure of the Board of Directors

The board of directors may choose to combine or separate the positions of Chairman of the Board and Chief Executive Officer. As a general policy, our board of directors believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, Dr. Mai-Britt Zocca serves as our Chief Executive Officer and President while Dr. Peter Hirth serves as our independent Chairman of the board of directors. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors continues to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board of Directors’ Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and risks associated with our governance practices, including those related to emerging topics such as human capital analysis and disclosures and the Company’s environmental, sustainability and governance efforts, progress and disclosures. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Evaluations of the Board of Directors

The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.

Board Diversity Matrix

The table below provides information regarding certain diversity attributes of our directors and nominees as of April 14, 2022, with categories as set forth by Nasdaq Listing Rule 5605(f).

Board Diversity Matrix
Total Number of Directors: 10

	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	5	4	—	1
Demographic Background
African American or Black	—	—
Alaskan Native or Native American	—	—
Asian	1	—
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	3	4
Two or More Races or Ethnicities	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	2

Meetings of the Board of Directors

Our board of directors held one meeting during the year ended December 31, 2021, as prior to our corporate reorganization in October 2021 prior to our initial public offering, we had no business operations and no members of our board of directors other than Dr. Zocca. Each director is encouraged and expected to attend the Company’s annual meeting.

Committees of the Board of Directors

Our board of directors has established three standing committees: audit committee, compensation committee and nominating and corporate governance committee. Each committee operates pursuant to a written charter that has been approved by our board of directors. A copy of the current charter for each of the audit committee, compensation committee and nominating and corporate governance committee is available on our website at www.iobiotech.com by selecting the “Investors” link and then the “Governance” link. Each committee of our board of directors was established in October 2021 in connection with our initial public offering, and accordingly there was one meeting of each committee of our board of directors during the year ended December 31, 2021.

Committee Composition

Name	Audit		Compensation		Nominating and Corporate Governance
Mai-Britt Zocca, Ph.D.	—		—		—
Peter Hirth, Ph.D.	—		—		X
Claus Andersson, Ph.D.(1)	X		—		—
Priyanka Belawat, Ph.D.	—		X	*	—
Emmanuelle Coutanceau, Ph.D.(2)	—		—		X	*
Christian Elling, Ph.D.	—		X		—
Kathleen Sereda Glaub, M.B.A.(3)	X	*	—		—
Vanessa Malier	X		—		X
Jack B. Nielsen	—		X		—
David V. Smith, M.B.A.	X		—		—

*	Committee Chairperson

(1)	As previously announced by the Company, Dr. Andersson will not stand for reelection as a director at the annual meeting; his current term will expire in conjunction with the annual meeting.
(2)	As previously announced by the Company, Dr. Coutanceau will not stand for reelection as a director at the annual meeting; her current term will expire in conjunction with the annual meeting.
(3)	Audit Committee Financial Expert

Audit Committee

Our board of directors has an audit committee and our board of directors has adopted an audit committee charter, which defines the audit committee’s principal functions. Specific responsibilities of our audit committee include:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting, including with respect to the remediation of any material weaknesses;

•	evaluating the independent public accounting firm’s qualifications, independence and performance;

•	engaging and providing for the compensation of the independent public accounting firm;

•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates and internal controls over financial reporting;

•

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;

•	reviewing and approving any transaction between us and any related person (as defined by the Securities Act) in accordance with the Company’s related person transaction approval policy; and

•	such other matters that are specifically designated to the audit committee by our board of directors from time to time.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Ms. Glaub is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC and Nasdaq, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of member of the audit committee is independent under these heightened audit committee independence standards.

Compensation Committee

Our board of directors has a compensation committee and our board of directors has adopted a compensation committee charter, which defines the compensation committee’s principal functions. Specific responsibilities of our compensation committee include:

•

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

•	administering the issuance of options and other awards under our equity-based incentive plans;

•

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

•	such other matters that are specifically designated to the compensation committee by our board of directors from time to time.

Each of the members of our compensation committee has been determined to be independent under the applicable rules and regulations of Nasdaq, after considering the additional factors relevant to the independence of compensation committee members under the applicable standards of the SEC and Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

Nominating and Corporate Governance Committee

Our board of directors has a nominating and corporate governance committee and our board of directors has adopted a nominating and corporate governance committee charter. Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors and management;

•

developing and making recommendations to our board of directors regarding corporate governance guidelines and matters, including emerging topics such as human capital analysis and disclosures and the Company’s environmental, sustainability and governance efforts, progress and disclosures; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2021, none of the members of our compensation committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our board of directors or compensation committee.

Board Membership Criteria and Nomination Process

The board of directors and the nominating and corporate governance committee will determine the appropriate characteristics, skills and experience for the board of directors as a whole and for its individual members. The board of directors and the nominating and corporate governance committee will consider the minimum general criteria set forth below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for service on the board of directors. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. The board of directors and the nominating and corporate governance committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.

In considering candidates, the board of directors and the nominating and corporate governance committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The board of directors and the nominating and corporate governance committee review candidates for director nomination in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the board of directors and the nominating and corporate governance committee consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and the Company to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the board of directors and the nominating and corporate governance committee review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the board of directors and the nominating and corporate governance committee also determine whether the nominee must be independent for purposes of any stock exchange on which any of the Company’s capital stock is listed.

The nominating and governance committee will consider director candidates recommended by our stockholders and will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates. Once the nominating and governance committee receives a recommendation from a stockholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated.

Stockholders may also directly nominate a candidate for director pursuant to the advance notice provisions of our bylaws. For more information, please see the section entitled “Stockholder Proposals and Nominations.”

Changes in Board of Directors Member Criteria

The board of directors and the Company wish to maintain a board of directors composed of members who can productively contribute to the success of the Company. From time to time, the board of directors and/or the nominating and corporate governance committee may change the criteria for board of directors membership to maximize the opportunity to achieve this success. When this occurs, the board of directors and the nominating and corporate governance committee will evaluate existing members according to the new criteria. The board of directors may ask a director who no longer meets the complete criteria for board membership to adjust his or her committee assignments or resign from the board of directors.

Term Limits and Retirement Age

The board of directors does not believe it should limit the number of terms for which an individual may serve as a director or set a fixed retirement age. Directors who have served on the board of directors for an extended period of time are able to provide continuity and valuable insight into the Company, our operations and prospects based on their experience with, and understanding of, our history, policies and objectives. The board of directors believes that, as an alternative to term limits and retirement policies, it can ensure that the board of directors continues to evolve and adopt new ideas and viewpoints through the director nomination process described above.

Succession Planning

The nominating and corporate governance committee develops and periodically reviews with the Chief Executive Officer our plan for succession to the offices of our executive officers and makes recommendations to the board of directors with respect to the selection of appropriate individuals to succeed to these positions.

Corporate Governance Guidelines

The board of directors has adopted our Corporate Governance Guidelines which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, amended and restated bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The Corporate Governance Guidelines are available on our website at www.iobiotech.com by selecting the “Investors” link and then the “Governance” link.

Code of Business Conduct and Ethics

The board of directors has adopted our Code of Business Conduct and Ethics which applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.iobiotech.com by selecting the “Investors” link and then the “Governance” link. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Prohibition on Hedging and Pledging of Company Stock

The Company has a policy that prohibits directors, employees and consultants from engaging in short sales or hedging transactions, such as the purchase or sale of puts or calls, of the Company’s stock. Directors, employees and consultants of the Company are also prohibited from holding the Company’s stock in a margin account or pledging the Company’s stock as collateral for a loan.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate

Secretary, IO Biotech, Inc., Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.

Delinquent Section 16(a) Reports

Pursuant to Section 16 of the Securities Exchange Act of 1934, executive officers, directors, and holders of more than 10% of the Company’s common stock are required to file reports of their trading in Company equity securities with the SEC. Based solely on a review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filings required to be made by its reporting persons complied with all applicable Section 16 filing requirements during the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related person transactions. In addition, our Code of Business Conduct and Ethics requires that our officers and employees avoid taking for themselves personally opportunities that are discovered through the use of our property, information or position or use of our property, information or position for personal gain.

A related person transaction includes transactions in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

The following is a summary of the transactions since January 1, 2020 to which we have been a participant in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest, other than compensation arrangements which are under the sections of this proxy statement entitled “Director Compensation” and “Executive Compensation.”

Class B Preference Share Financing

In July 2020, IO Biotech ApS issued and sold 75,845 class B preference shares to existing related-party investors at a subscription price of $67.46 per share. The following table sets forth the number of class B preference shares purchased by our directors, executive officers and 5% stockholders, and their affiliates, and the aggregate purchase price paid for those shares. These class B preference shares in IO Biotech ApS were contributed and exchanged for shares of Series B preferred stock of IO Biotech, Inc. in connection with our corporate reorganization accompanying our initial public offering.

Stockholder	Class B Preference Shares Purchased	Purchase Price Paid
Novo Holdings A/S	28,168	$1,900,081
Lundbeckfond Invest A/S	28,491	$1,921,869
Sunstone Life Science Ventures Fund III K/S	19,186	$1,294,197

Class C Preference Share Financing

In January 2021, IO Biotech ApS entered into an investment agreement (the “Class C Investment Agreement”), for the sale and issuance of up to 1,263,804 class C preference shares to new investors and existing related-party investors at a subscription price of $121.55 per share. Then, pursuant to the Class C Investment Agreement, IO Biotech ApS issued 505,520 class C preference shares for gross cash proceeds of $61.5 million. The Class C Investment Agreement further provided for a milestone closing in the event of certain development milestones before April 2022, whereby purchasers of class C preference shares were obligated to a further subscription of 689,349 class C preference shares. In October 2021, in satisfaction of such obligations under the Class C Investment Agreement, $84.1 million was released from escrow to IO Biotech ApS, and such class C preference shares were issued.

In March 2021, prior to a the milestone closing, an investor elected to purchase and IO Biotech ApS issued 35,825 class C preference shares for gross cash proceeds of $4.2 million pursuant to the Class C Investment

Agreement. As a result of entering into a collaboration agreement with Merck & Co., Inc. in September 2021, the number of class C preference shares issued in March 2021 was adjusted downward to 32,568 class C preference shares. The following table sets forth the number of class C preference shares subscribed to by our directors, executive officers and 5% stockholders, and their affiliates, and the aggregate purchase price paid for those shares.

All of these class C preference shares in IO Biotech ApS were contributed and exchanged for shares of Series C preferred stock of IO Biotech, Inc. in connection with our corporate reorganization in October 2021 prior to our initial public offering.

Stockholder	Class C Preference Shares Purchased in January 2021	Class C Preference Shares Purchased in October 2021	Purchase Price Paid in January 2021	Purchase Price Paid in October 2021
Novo Holdings A/S	31,844	43,423	$3,870,792	$5,561,034
Lundbeckfond Invest A/S	63,688	86,846	$7,741,583	$11,122,068
Sunstone Life Science Ventures Fund III K/S	11,941	16,284	$1,451,486	$2,085,436
HBM Healthcare Investment (Cayman) Ltd.	79,610	108,558	$9,676,979	$13,902,650
Vivo Capital Fund IX, L.P.	79,610	108,558	$9,676,979	$13,902,650
Avoro Life Sciences Fund LLC	55,727	75,991	$6,773,885	$9,731,906
Entities affiliated with RA Capital	39,804	54,279	$4,838,368	$6,951,325
Entities affiliated with Kurma Partners(1)	35,824	48,851	$4,354,580	$6,256,179

(1)	Ms. Malier, a member of our board of directors, is a Managing Partner at Kurma Partners.

Corporate Reorganization

In October 2021, we effected a corporate reorganization in connection with our initial public offering. Pursuant to the corporate reorganization, each of our 5% stockholders and executive officers, and certain of our directors contributed and exchanged all of their securities of IO Biotech ApS for securities of IO Biotech, Inc.

Investors’ Rights Agreement

In October 2021, in connection with our corporate reorganization, we entered into an investors’ rights agreement (the “IRA”) with certain holders of our capital stock, including with certain beneficial owners of more than 5% of our capital stock and entities affiliated with certain of our directors. The IRA provides the holders of our preferred stock with certain registration rights, including demand registration rights, Form S-3 registration rights and piggyback registration rights.

Shareholders Agreement

In January 2021, we entered into a shareholders agreement, or SHA, with certain holders of our capital stock, including with certain beneficial owners of more than 5% of our capital stock and entities affiliated with certain of our directors. The SHA provided certain holders of our capital stock with certain information rights, voting rights, and preemptive rights, which rights terminated upon the completion of our initial public offering.

Directed Share Program

At our request, the underwriters in our initial public offering reserved up to 5% of the shares of common stock to be issued by us and offered in the initial public offering for sale, at the initial public offering price to certain individuals identified by management.

Indemnification of Directors and Executive Officers

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws require us to indemnify our directors to the fullest extent not prohibited by the General Corporate Law of the State of Delaware. Subject to very limited exceptions, our amended and restated certificate of incorporation also requires us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for the review, approval and oversight of any related person transaction. Under our related person transaction policy, our management is required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee must take into account all of the relevant facts and circumstances available.

DIRECTOR COMPENSATION

In connection with our initial public offering, we engaged Radford, an independent compensation consultant, to assist in the evaluation of our post-offering non-employee director compensation program. We adopted the non-employee director compensation policy summarized below, which became effective upon the pricing of our initial public offering.

Annual Cash Compensation

Each non-employee director is entitled to receive annual cash compensation in the amounts summarized in the table below. These amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service was performed, and are pro-rated for any partial months of service.

Position	Annual Cash Retainer
Board Member	$40,000
Chairperson of the Board*	34,000
Committee Chairs:**
Audit	34,000
Compensation	10,000
Nominating and Corporate Governance	8,000
Committee Members:**
Audit	7,500
Compensation	5,000
Nominating and Corporate Governance	4,000

*	Represents additional compensation in addition to compensation for service as a board member.
**	Represents additional compensation in addition to compensation for service as a board member. The chair of a committee does not receive additional compensation as a member of such committee.

Equity Compensation

•

Upon appointment to our board of directors, each non-employee director is entitled to receive a grant of stock options valued at $116,000 as of the grant date, which will vest monthly over three years, subject to such director’s continuous service on each applicable vesting date.

•

Each non-employee director continuing his or her service on our board of directors following the annual meeting of stockholders is entitled to receive a grant of stock options valued at $75,000 as of the grant date, which will vest upon the one-year anniversary of the grant date, subject to such director’s continuous service until such date.

•

Notwithstanding the vesting schedules described above, each non-employee director who remains in continuous service until a change of control (as defined in our 2021 Equity and Incentive Plan) will become fully vested in all then-outstanding equity awards.

Expense Reimbursement

Our non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board of directors and committee meetings.

Fiscal 2021 Director Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors. Dr. Zocca also serves as a member of our board of directors but does not receive any additional compensation for her service on our board of directors. Please see the “2021 Summary Compensation Table” for a summary of the compensation Dr. Zocca received for her service as our Chief Executive Officer during 2021. Dr. Belawat, Dr. Coutanceau, and Ms. Malier have elected not to participate in the Company’s non-employee director compensation program.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Peter Hirth, Ph.D.	13,000	495,718	508,718
Claus Andersson, Ph.D.	7,917	—	7,917
Priyanka Belawat, Ph.D.	—	—	—
Emmanuelle Coutanceau, Ph.D.	—	—	—
Christian Elling, Ph.D.	7,500	—	7,500
Kathleen Sereda Glaub, M.B.A.	12,333	353,076	365,409
Vanessa Malier	—	—	—
Jack B. Nielsen	7,500	—	7,500

(1)

Amounts reported in this column reflect the aggregate grant date fair value of stock options awarded in 2021, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. See Note 10 to the Audited Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2021, each non-employee director held the following stock option awards as of December 31, 2021 and did not hold any other outstanding equity awards with respect to the Company as of such date: Dr. Hirth, 67,321 stock options; Dr. Andersson, no stock options; Dr. Belawat, no stock options; Dr. Coutanceau, no stock options; Dr. Elling, no stock options; Ms. Glaub, 48,054 stock options; Ms. Malier, no stock options; and Mr. Nielsen, no stock options.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of new hire executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For 2021, the material elements of our executive compensation program were base salary, annual cash bonuses and equity awards in the form of options and warrants.

This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2021. We refer to these individuals as our “named executive officers.” For 2021, our named executive officers were:

•	Mai-Britt Zocca, Ph.D., Chief Executive Officer and Founder;

•	Eva Ehrnrooth, M.D., Ph.D., Chief Medical Officer; and

•	Muhammad Al-Hajj, Ph.D., Chief Scientific Officer.

We expect that our executive compensation program will continue to evolve to reflect our status as a public company and market practices. In 2021, the board of directors engaged Radford, an independent compensation consultant, to assist it in its evaluation of our executive compensation program.

Compensation of Named Executive Officers

Base Salary. Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability with us. In connection with Radford’s review of our executive compensation program, Radford recommended and the compensation committee of the board of directors approved compensation adjustments for Dr. Zocca and Dr. Ehrnrooth in order to bring their compensation further in line with relevant market data. Accordingly, effective upon the consummation of the offering, Dr. Zocca’s base salary was increased to $500,000 and Dr. Ehrnrooth’s base salary was increased to $420,000. Dr. Al-Hajj’s base salary was established at $400,000 at the time he joined us in May 2021. Please see the “Salary” column in the 2021 Summary Compensation Table for the base salary amounts earned by each named executive officer in 2021.

Annual Cash Bonuses. Historically, we have provided our senior leadership team with short-term incentive compensation through our annual cash bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus plan provides cash incentive award opportunities for the achievement of performance goals established by our board of directors at the beginning of each fiscal year.

The payment of awards under the 2021 annual cash bonus plan applicable to the named executive officers was subject to the attainment of a number of goals relating to (i) financing (weighted 50%), (ii) clinical development (weighted 30%) and (iii) research & development (weighted 20%).

Early in 2021, the board of directors established target bonus opportunities for the participants in the annual bonus plan, including each of the named executive officers. In connection with Radford’s review of our executive compensation program, Radford recommended and the compensation committee of the board of directors approved compensation adjustments for Dr. Zocca and Dr. Ehrnrooth in order to bring their compensation further in line with relevant market data. Accordingly, effective upon the consummation of the offering, Dr. Zocca’s and Dr. Ehrnrooth’s bonus targets, as a percentage of base salary, were increased to 50% and 40%, respectively, with their bonuses pro-rated to reflect the target opportunity in effect prior to the initial public offering and the target opportunity in effect following the consummation of the initial public offering. Dr Al-Hajj’s bonus target, as a percentage of base salary, was 40%, with his bonus pro-rated for his service in 2021. Based on our 2021 performance, the compensation committee of the board of directors awarded payouts under our annual cash bonus program in a total payout of 75% of the target bonus opportunity. Please see the “Non-Equity Incentive Compensation” column in the 2021 Summary Compensation Table for the amount of annual bonuses earned by the named executive officers in 2021 under the Company’s 2021 annual incentive program.

Warrants and Stock Options. To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of warrants. Warrants operate in a manner similar to options in that the recipient is allowed to exercise the warrant and receive shares upon exercise, with the exercise price determined based on the fair market value of a share of common stock at the time of grant. The warrants granted to our named executive officers vested or will vest in 25% annual increments on December 31st of each year following the grant date, subject to the named executive officer’s continued service through the applicable vesting date. Following our initial public offering, our named executive officers received stock options, with the grants vesting in 1/48 monthly increments, subject to the named executive officer’s continued service through the applicable vesting date.

During 2021, our named executive officers received warrant grants in July 2021 with respect to the following number of shares: Dr. Zocca – 221,151; Dr. Ehrnrooth – 108,923; and Dr. Al-Hajj – 118,726. The warrants vest based on the named executive officer’s continued employment through the applicable vesting date. The exercise price of the warrants was determined based on a third-party valuation of the fair market value as of the date of grant. After the grant of the July 2021 warrants, we determined that the third-party valuation did not take into account the Danish charter provisions that treated an initial public offering event in a similar manner as a sale event and the impact of an initial public offering on the participating preferred stock and the issuance of common stock to the participating preferred stockholders as required pursuant to the Danish charter. As a result, the exercise price for the July 2021 warrants was set at a level in excess of fair market value at the time of grant. In recognition that the exercise price for the July 2021 warrants was set at a significant premium to the actual fair market value on the date of grant, the compensation committee adjusted the exercise price of the unvested July 2021 warrants to reflect the updated independent third-party valuation, taking into account the impact of the initial public offering on the participating preferred stock. In accordance with Danish law, the compensation committee did not adjust the exercise price with respect to the vested portion of the July 2021 grants, with such warrants having an exercise price in excess of the then-current fair market value. Our named executive officers received warrant grants in October 2021 with respect to the following number of shares: Dr. Zocca – 366,339; Dr. Ehrnrooth – 183,171; and Dr. Al-Hajj – 183,171; with the per share exercise price determined based on a third-party valuation of our shares. In addition, in November 2021, Dr. Zocca received options with respect to 414,212 shares and with the per share exercise price determined based on our initial public offering price.

2021 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2021 and, to the extent required by SEC disclosure rules, December 31, 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mai-Britt Zocca, Ph.D.,	2021	399,104		—	7,639,211	115,018	—	8,153,333
Chief Executive Officer and Founder	2020	307,012		25,584	—	76,753	—	409,349
Eva Ehrnrooth, M.D., Ph.D.,	2021	375,710		—	2,260,555	67,786	—	2,704,051
Chief Medical Officer	2020	348,971		29,081	—	69,794	2,281	450,127
Muhammad Al-Hajj, Ph.D.	2021	259,001	(5)	—	2,340,785	76,274	2,167	2,678,227
Chief Scientific Officer

(1)

Amounts reported in this table for Dr. Zocca and Dr. Ehrnrooth have been converted from Danish kroner to U.S. dollars at the USD/DKK exchange rate as of the applicable year-end (6.5383 as of December 31, 2021 and 6.0576 as of December 31, 2020).

(2)

The amounts reported for 2021 represent the grant date fair value of warrants granted in 2021 to each of the named executive officers and the incremental fair value associated with the adjustment to the exercise price of the unvested portion of the July 2021 warrant grants, in each case, calculated in accordance with ASC 718. See Note 10 to the Audited Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts.

(3)

Amounts reported for 2021 in this column for each named executive officer represents payouts under the Company’s annual cash bonus program based on performance with respect to goals relating to (i) financing (weighted 50%), (ii) clinical development (weighted 30%) and (iii) research & development (weighted 20%).

(4)	Amounts reported for 2021 in this column consist of a matching contribution under our 401(k) Plan for Dr. Al-Hajj.
(5)

Dr. Al-Hajj’s employment with us commenced on May 13, 2021. The salary reported reflects the pro-rated portion of Dr. Al-Hajj’s annual salary of $400,000 earned during 2021 from the commencement of his employment through December 31, 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information regarding the outstanding warrants and stock options held by each of the named executive officers as of December 31, 2021. None of the named executive officers held any outstanding restricted stock or other equity awards as of that date.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mai-Britt Zocca, Ph.D.	11/23/2016	(1)	8,860	0	13.97	11/23/2026	(5)
	2/21/2017	(1)	7,442	0	15.36	2/21/2027	(5)
	5/27/2021	(2)	21,725	188,901	12.64	5/27/2031	(5)
	5/27/2021	(2)	10,525	0	19.62	5/27/2031	(5)

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
	10/15/2021	(3)	15,264	351,075	12.64	10/15/2031	(5)
	11/4/2021	(4)	8,629	405,583	14.00	11/4/2031	(5)

Eva Ehrnrooth, M.D., Ph.D.	11/7/2017	(1)	9,802	0	16.86	11/7/2027	(5)
	5/27/2021	(2)	10,759	93,040	12.64	5/27/2031	(5)
	5/27/2021	(2)	5,124	0	19.62	5/27/2031	(5)
	10/15/2021	(3)	7,632	175,539	12.64	10/15/2031	(5)

Muhammad Al-Hajj, Ph.D.	5/27/2021	(2)	0	118,726	12.64	5/27/2031	(5)
	10/15/2021	(3)	0	183,171	12.64	10/15/2031	(5)

(1)

Warrants held by our named executive officers vest in 25% annual increments on December 31st of each year following the grant date, subject to the named executive officer’s continued service through the applicable vesting date.

(2)

These warrants vest in 1/48 monthly increments after the May 27, 2021 vesting commencement date, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 50% acceleration of any unvested portion upon a change of control and subject to 100% acceleration upon termination of service by the company without cause or by the named executive officer for good reason within 24 months of a change of control.

(3)

These warrants vest in 1/48 monthly increments after October 15, 2021 vesting commencement date, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 50% acceleration of any unvested portion upon a change of control and subject to 100% acceleration upon termination of service by the company without cause or by the named executive officer for good reason within 24 months of a change of control.

(4)

These options vest in 1/48 monthly increments of the vesting commencement date of November 4, 2021, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 50% acceleration of any unvested portion upon a change of control and subject to 100% acceleration upon termination of service by the company without cause or by the named executive officer for good reason within 24 months of a change of control.

(5)	Warrants expire in annual increments on the fifth anniversary of the vesting date.

Employment Agreements

We entered into employment agreements with each of the named executive officers. These agreements set forth the initial terms and conditions of each executive’s employment with us, including base salary and target annual bonus opportunity.

Mai-Britt Zocca, Ph.D.

We are party to a service agreement with Dr. Zocca pursuant to which Dr. Zocca’s employment with us can be terminated at any time and for any reason by her with three months’ written notice or us with six months’ written notice of termination. Under the agreement, Dr. Zocca is prohibited from disclosing our confidential information and is subject to non-competition and non-solicitation restrictive covenants for 12-months post-termination.

Eva Ehrnrooth, M.D., Ph.D.

We are a party to a service agreement with Dr. Ehrnrooth pursuant to which Dr. Ehrnrooth’s employment with us can be terminated at any time and for any reason by her with two months’ written notice or us with six months’ written notice of termination. Under the agreement, Dr. Ehrnrooth is prohibited from disclosing our confidential information and is subject to non-competition and non-solicitation restrictive covenants for six-months post-termination.

Muhammad Al-Hajj Ph.D.

We are a party to a service agreement with Dr. Al-Hajj pursuant to which Dr. Al-Hajj’s employment with us can be terminated at any time and for any reason by him with one month written notice or us with one month written notice of termination. Under the agreement, Dr. All-Hajj is prohibited from disclosing our confidential information and is subject to non-competition and non-solicitation restrictive covenants for six-months post-termination.

Pension Plan

Our company policy is to provide a pension plan, the Pension Plan, to all of our employees in Denmark. Contributions for each employee are calculated as a percentage of base salary and paid to an external pension fund. For 2021, the base salary contribution percentage was 10%. All contributions to the Pension Plan begin at the time of employment and cease upon termination of employment, with contributions distributed by the pension fund to the participant at retirement. Other than the Pension Plan, the Company does not maintain any retirement programs for its employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

December 31, 2021	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	3,071,613	(1)	$13.12	2,047,222	(2)
Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total	3,071,613		$13.12	2,047,222

(1)

Includes 2,396,413 shares issuable pursuant to warrants that were previously issued under an incentive plan prior to our initial public offering, which were transferred to our 2021 Equity Incentive Plan (“2021 Equity Plan”) in November 2021 and 675,200 shares issuable pursuant to outstanding stock options issued under our 2021 Equity Plan.

(2)	Includes 257,272 shares available under our ESPP. Our ESPP provides the opportunity for eligible employees to acquire shares of our common stock at a discount of up to 15%.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF EY GODKENDT REVISIONSPARTNERSELSKAB AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of EY Godkendt Revisionspartnerselskab, or EY, as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2022. Stockholder ratification of such selection is not required by our amended and restated bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2022. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.

EY has audited our financial statements since 2015. A representative of EY is expected to be present at the annual meeting, and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following is a summary and description of fees incurred by EY Godkendt Revisionspartnerselskab for the fiscal years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021(4)	2020(4)
Audit fees(1)	$1,065,785	$362,628
Audit-related fees	—	—
Tax fees(2)	$119,993	—
All other fees(3)	—	$59,087
Total fees	$1,185,775	$421,715

(1)

“Audit fees” consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, our initial public offering which closed in November 2021, and other professional services provided in connection with regulatory filings.

(2)	“Tax fees” in 2021 consist of fees for tax and transfer pricing services.
(3)	“All other fees” in 2020 consist of fees for services relating to warrants and capital procurement.
(4)	All fees were paid in Danish Kroner and converted to U.S. dollars using an average exchange rate of 6.2854:1 for 2021 and 6.5279:1 for 2020.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the audit committee and its activities can be found under the headings: “Committees of the Board of Directors” and “Audit Committee Report.”

Pre-Approval Policy

According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. The audit committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The audit committee may delegate pre-approval authority to one or more of its members. Ms. Glaub is currently designated as the member to whom such authority is delegated, and she must report, for informational purposes only, any pre-approval decisions to the audit committee at or prior to its next scheduled meeting.

The audit committee approved one hundred percent (100%) of all services provided by EY during the years ended December 31, 2021 and 2020. The audit committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.

Recommendation of Our Board of Directors and Audit Committee

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EY GODKENDT REVISIONSPARTNERSELSKAB AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Audit Committee Report

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the audit committee:

•

reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2021 with management and EY Godkendt Revisionspartnerselskab our independent registered public accounting firm;

•	discussed with EY Godkendt Revisionspartnerselskab the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	received the written disclosures and the letter from EY Godkendt Revisionspartnerselskab required by the applicable requirements of the Public Company Accounting Oversight Board; and

•	discussed the independence of EY Godkendt Revisionspartnerselskab with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The audit committee also appointed EY Godkendt Revisionspartnerselskab as our independent registered public accounting firm for fiscal year ending December 31, 2022.

Submitted by the audit committee of our board of directors:

Kathleen Sereda Glaub, M.B.A., Chairperson

Claus Andersson, Ph.D.

Vanessa Malier

David V. Smith, M.B.A.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of the date of this proxy statement.

Name	Age	Position(s)
Mai-Britt Zocca, Ph.D.	54	Chief Executive Officer and Director
Eva Ehrnrooth, M.D., Ph.D.	58	Chief Medical Officer
Muhammad Al-Hajj, Ph.D.	51	Chief Scientific Officer
Keith Vendola, M.D., M.B.A.	50	Chief Financial Officer

Mai-Britt Zocca, Ph.D. – Biographical information for Dr. Zocca is included above with the director biographies under the caption “Information Regarding Nominees and Continuing Directors – Continuing Directors – Class III Directors.”

Eva Ehrnrooth, M.D., Ph.D. – Dr. Ehrnrooth has served as our Chief Medical Officer since October 2017. Prior to this, she joined Boehringer Ingelheim, a pharmaceutical company, in 2010 and served as its Global Clinical Program Team Leader until October 2017. Dr. Ehrnrooth has extensive experience in the oncology field. She was a Senior Scientist, Medical Director, Oncology at Novo Nordisk A/S, a pharmaceutical company, from June 2006 until May 2008 and was Medical Director, Oncology at Genmab A/S, a biotechnology company, from June 2008 until February 2010. Dr. Ehrnrooth received her M.D. and Ph.D. in Medicine from Aarhus University.

Muhammad Al-Hajj,  Ph.D. – Dr. Al-Hajj has served as our Chief Scientific Officer since May 2021. Prior to this, he served as Sr Vice President, Translational Sciences at Autolus, a clinical-stage publicly-traded company developing next generation CAR-T cell therapeutics since June 2017. Prior to that, from May 2015 to June 2017, he was the VP of Drug Discovery and Translational Medicine at the Sanford Burnham Institute in La Jolla, California, an NIH-designated cancer center, where he led the institute’s drug discovery portfolio and its early development. Earlier, from August 2009 to April 2015, he was Sr Director of Biology and Trans Med at GlaxoSmithKline where he led Oncology R&D teams developing therapeutics from target ID through mid-stage clinical development utilizing multiple modalities and in various cancer biology & immunotherapy areas. Dr. Al-Hajj received his Ph.D. in Molecular Genetics and completed postdoctoral training in Cancer and Stem Cell Biology at the University Of Michigan Cancer Center.

Keith Vendola, M.D., M.B.A. – Dr. Vendola has more than 20 years of experience in healthcare corporate finance as an executive, adviser, and investment banker working on over 50 financing and strategic transactions. Dr. Vendola has served as our Chief Financial Officer since July 2021. Prior to this, he served as Chief Financial Officer at Rezolute, Inc., a biopharmaceutical company, from May, 2018 until November, 2020 and its Chief Strategy Officer from November, 2020 until March, 2021 where he led the company through a financial transformation and Nasdaq listing. Prior to that, Dr. Vendola was Sr. Director, then Vice President of Competitive Strategy and Chief of Staff to the CEO at Coherus BioSciences, a biopharmaceutical company, from May, 2015 until June, 2017 where he acted as the company’s main liaison to Wall Street and held responsibilities spanning execution of multiple financings, corporate partnering, strategy, and oversight of investor relations. Prior, he served in senior roles at Eiger BioPharmaceuticals and Threshold Pharmaceuticals (now Molecular Templates). Earlier in his career, Keith served as an investment banker within the healthcare groups of Banc of America Securities (now BofA Securities) and Chase (now JPMorgan Chase). Dr. Vendola received his M.B.A. in finance from Northwestern’s Kellogg School of Management, M.D. from Dartmouth Medical School, and B.A. in psychology from the College of the Holy Cross, where he graduated with honors. He completed an executive education program at Harvard Business School focused on strategic negotiations as well as a research fellowship at the National Institutes of Health, where he was an author on multiple papers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 28, 2022, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all our current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 28, 2022, through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of March 28, 2022 shares of our common stock outstanding as of March 28, 2022. Shares of our common stock that a person has the right to acquire within 60 days of March 28, 2022, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o IO Biotech, Inc., at Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
5% Stockholders
Lundbeckfond Invest A/S (1)	6,049,452	21.0%
Novo Holdings A/S (2)	3,277,932	11.4%
Vivo Capital IX, LLC (3)	3,015,545	10.5%
HBM Healthcare Investment (Cayman) Ltd. (4)	2,420,484	8.4%
Avoro Capital Advisors LLC(5)	2,055,883	7.1%
Entities affiliated with RA Capital(6)	1,857,755	6.4%
Sunstone LSV General Partner III ApS(7)	1,791,490	6.2%
Directors and Named Executive Officers
Mai-Britt Zocca, Ph.D.(8)	99,379	*
Eva Ehrnrooth, M.D., Ph.D. (9)	33,317	*
Peter Hirth, Ph.D.(10)	18,492	*
Kathleen Sereda Glaub, M.B.A.(11)	10,837	*
Christian Elling, Ph.D.(1)	0	*
Emmanuelle Coutanceau, Ph.D. (2)	0	*
Priyanka Belawat, Ph.D.(4)	0	*
Jack B. Nielsen (3)	0	*
Claus Andersson, Ph.D.(7)	1,791,490	6.2%

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Vanessa Malier(12)	1,389,036	4.8%
David V. Smith, M.B.A.	0	*
All directors and executive officers as a group (13 persons)(13)	3,342,551	11.6%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Based solely on a Schedule 13D filed on November 19, 2021 by Lundbeckfond Invest A/S reporting sole voting and dispositive power over 6,049,452 shares. Christian Elling, a member of our board of directors, is Managing Partner of Lundbeckfonden Emerge, a division of Lundbeckfond Invest A/S. Dr. Elling disclaims beneficial ownership of the shares held by Lundbeckfond Invest A/S except to the extent of his pecuniary interest therein. The principal business address of Lundbeckfond Invest A/S is Scherfigsvej 7, DK-2100 Copenhagen Ø, Denmark.

(2)

Based solely on a Schedule 13D filed on November 10, 2021 by Novo Holdings A/S reporting sole voting and dispositive power over 3,277,932 shares. Dr. Coutanceau, a member of our board of directors, is employed as a Partner at Novo Holdings A/S. Dr. Coutanceau is not deemed to have beneficial ownership of the shares held by Novo Holdings A/S. The principal business address for Novo Holdings A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.

(3)

Based solely on a Schedule 13G filed on November 12, 2021 by Vivo Capital IX, LLC, reporting sole voting and dispositive power over 3,015,545 shares held by Vivo Capital IX, L.P., of which Vivo Capital IX, LLC is the general partner. The voting members of Vivo Capital IX, LLC, Frank Kung, Edgar Engleman, Shan Fu, Hongbo Lu, Mahendra Shah, Jack Nielsen and Michael Chang, may be deemed to share voting and investment power with respect to such shares. None of such voting members have individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. The principal business address of Vivo Capital IX, LLC is 192 Lytton Avenue, Palo Alto, CA 94301.

(4)

Based solely on a Schedule 13G filed on February 11, 2022 by HBM Healthcare Investments (Cayman) Ltd. reporting sole voting and dispositive power over 2,420,484 shares. Priyanka Belawat, a member of our board of directors, is an Investment Advisor to HBM Partners AG. HBM Partners AG provides investment advisory services to HBM Healthcare Investments (Cayman) Ltd. Ms. Belawat has no voting or investment power over the shares held by HBM Healthcare Investments (Cayman) Ltd. and disclaims beneficial ownership of such shares. The principal business address for HBM Healthcare Investments (Cayman) Ltd. is Governor’s Square, 23 Lime Tree Bay Avenue, PO Box 30852, Grand Cayman, Cayman Islands.

(5)

Based solely on a Schedule 13G filed on February 11, 2022 by Avoro Capital Advisors LLC (“Avoro”) and Behzad Aghazadeh with each reporting sole voting and dispositive power over 2,055,833 shares. Dr. Aghazadeh serves as the portfolio manager and controlling person of Avoro. The principal business address for Avoro and Dr. Aghazadeh is 110 Greene Street, Suite 800, New York, NY 10012.

(6)

Based solely on a Schedule 13G filed on November 19, 2021 by RA Capital Management, L.P. (“RA Capital”), Peter Kolchinsky, Rajeev Shah and RA Capital Healthcare Fund, L.P. (the “Fund”). RA Capital and Messrs. Kolchinsky and Mr. Shah each reported shared voting and dispositive power over 1,857,755 shares. The Fund reported shared voting and dispositive power over 1,641,972 shares. The address of all entities and individuals referenced in this footnote is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston MA 02116.

(7)

Includes 1,791,490 shares of common stock held by Sunstone Life Science Ventures Fund III K/S (“Sunstone Fund III”). Sunstone LSV General Partner III ApS (“Sunstone LSV GP III”) is the general partner of Sunstone Fund III and has voting and dispositive power over all of the shares of held by Sunstone Fund III. Claus Andersson, a member of our board of directors, is a General Partner of Sunstone Life Science Ventures A/S and a member of the executive board of Sunstone LSV GP III. Mr. Andersson shares voting and dispositive power with respect to the shares held by Sunstone Fund III.

(8)

Consists of (i) 354 shares of common stock held by Dr. Zocca, (ii) 26,580 shares of common stock held by Zocca Consulting ApS and (iii) 72,445 shares of common stock issuable upon exercise of options and warrants held by Dr. Zocca exercisable within 60 days of March 28, 2022.

(9)	Consists of 33,317 shares of common stock issuable upon exercise of options and warrants held by Dr. Ehrnrooth exercisable within 60 days of March 28, 2022.
(10)	Consists of 18,492 shares of common stock issuable upon exercise of options and warrants held by Dr. Hirth exercisable within 60 days of March 28, 2022.
(11)	Consists of 10,837 shares of common stock issuable upon exercise of options and warrants held by Ms. Glaub exercisable within 60 days of March 28, 2022.
(12)

Consists of 1,121,059 shares of common stock held by Kurma Biofund III FPCI (“Kurma Biofund”), and (ii) 267,977 shares of common stock held by SKCI FPCI (“SKCI”). Ms. Malier, a member of our board of directors, is a Managing Partner at Kurma Partners, which is the management company of both Kurma BioFund and SKCI. Ms. Malier shares voting and dispositive power over all of the shares of held by Kurma Biofund and SKCI.

(13)

Consists of all shares of common stock held by, or issuable upon exercise of securities held by, our directors and four current executive officers that are exercisable within 60 days of March 28, 2022.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2023 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, IO Biotech, Inc., Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark, no later than December 15, 2022, and must comply with additional requirements established by the SEC. Pursuant to our amended and restated bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than January 25, 2023 and not later than February 24, 2023 and must otherwise comply with the requirements set forth in our amended and restated bylaws.

In addition to satisfying the foregoing requirements under our bylaws with respect to director nominations and notice required, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide an additional notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March  26, 2023.

Other Matters

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

Peter Hirth, Ph.D.

Chairman of the Board

Date: April 14, 2022

BIOTECH P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/IOBT Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-937-2019 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/IOBT IO Biotech, Inc. Annual Meeting of Stockholders For stockholders of record as of March 28, 2022 TIME: Wednesday, May 25, 2022 8:30 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/IOBT for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Brian Burkavage and Keith Vendola (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of IO Biotech, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

IO Biotech, Inc. Annual Meeting of Stockholders Please make your marks like this:[X] THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR the election of each Class I director and FOR Proposal 2 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. The election of two Class I directors FOR WITHHOLD 1.01 Jack B. Nielsen, M.Sc. [    ] [    ] FOR 1.02 David V. Smith, M.B.A. [    ] [    ] FOR 2. The ratification of the appointment of EY Godkendt Revisionspartnerselskab as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 FOR [    ] AGAINST [    ] ABSTAIN [    ] FOR Note: The transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/IOBT Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date